Filed Pursuant to Rule 424(b)(5)

Registration No. 333-275311

Supplement dated June 18, 2026

To Prospectus Supplement dated September 26, 2025

(To the Prospectus Dated November 20, 2023)

Up to $3,641,703

SONOMA PHARMACEUTICALS, INC.

COMMON STOCK

This supplement (this “Supplement”) amends and supplements the prospectus supplement, dated September 26, 2025 (the “Prospectus Supplement”), filed as part of our registration statement on Form S-3 (File No. 333-275311). This Supplement should be read in conjunction with the Prospectus Supplement, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement. This Supplement is not complete and may only be delivered or utilized in connection with the Prospectus Supplement and any future amendments or supplements thereto.

Under the Prospectus Supplement, we initially registered shares of our common stock, par value $0.0001 per share, having an aggregate offering price of up to $2,070,463, for offer and sale from time to time through Ladenburg Thalmann & Co. Inc., or Ladenburg, pursuant to an At Market Issuance Sales Agreement, dated September 26, 2025 (the “ATM Agreement”), between us and Ladenburg. Sales of our common stock under the Prospectus Supplement, as supplemented by this Supplement, may be made by any method permitted that is deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act.

From September 26, 2025 through the date of this supplement, we sold an aggregate of 173,073 shares of our common stock for an aggregate purchase price of $574,633 under the Prospectus Supplement, leaving $1,495,830 of shares of common stock available for sale under the Prospectus Supplement. As of the date of this Supplement, the amount of common stock that we may offer pursuant to General Instruction I.B.6 of Form S-3 has increased to an aggregate offering price of $3,641,703, including the $1,495,830 shares of common stock that were registered pursuant to the Prospectus Supplement and not sold to date.

Each reference to the maximum aggregate offering price of common stock that we may sell in this offering is hereby amended in the Prospectus Supplement from $2,070,463 to $3,641,703.

As of June 18, 2026, the aggregate market value of our outstanding common equity held by non-affiliates, or the public float, was $12,649,011, which was calculated based on 4,785,801 shares of our outstanding common stock, of which 4,773,212 shares were held by non-affiliates, and a per share price of $2.65, our closing price on April 20, 2026. As of the date of this Supplement, we have offered and sold securities for aggregate gross proceeds of $574,633 pursuant to General Instruction I.B.6 of Form S-3 during the twelve calendar month period that ends on, and includes, the date of this Supplement, leaving $3,641,703 available. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares pursuant to this Supplement with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000.

LADENBURG THALMANN & CO. INC.

Supplement dated June 18, 2026